DFA STOCKHOLDERS RECAPITALIZATION AGREEMENT

This DFA Stockholders Recapitalization Agreement is dated as of July 30, 1999, among Ramtron International Corporation ("Ramtron"), a Delaware corporation, and the holders, severally, of Ramtron's Common Stock executing this Agreement (each a "DFA Stockholder" and together the "DFA Stockholders").

                                RECITALS:

A. Each of the DFA Stockholders and Ramtron entered into a Stock Purchase Agreement dated as of December 23, 1997 (each a "Purchase Agreement" and together the "Purchase Agreements"), pursuant to which each of the DFA Stockholders purchased from Ramtron shares of Ramtron's Common Stock.

B.  The DFA Stockholders and Ramtron wish to amend the Purchase Agreements.

C. The DFA Stockholders and Ramtron wish to set forth in this Agreement their respective rights and obligations concerning Ramtron's recapitalization to be consummated in connection with the proposed amendment of the Purchase Agreements.

NOW, THEREFORE, in consideration of the Recitals, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Termination of Purchase Agreements. Subject only to the satisfaction or waiver of the conditions set forth in Section 3 of this Agreement, by their execution hereof, Ramtron and the DFA Stockholders, respectively, terminate each Purchase Agreement.

2. The Closing. In order to coordinate the effective consummation of the actions to be taken pursuant to this Agreement upon satisfaction or waiver of the conditions set forth in Section 3 of this Agreement, representatives of Ramtron and the DFA Stockholders shall conduct a closing (the "Closing") at Ramtron's offices or in such other manner as Ramtron and the DFA Stockholders may agree on the later of the following: (a) the date on which the last to be fulfilled or waived of the conditions set forth in Section 3 hereof shall be fulfilled or waived in accordance with this Agreement, and (b) such other time and date as Ramtron and the DFA Stockholders may agree. The date on which the Closing occurs is hereinafter called the "Closing Date." Prior to or at the
Closing:

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    (a)  Ramtron and the DFA Stockholders shall execute and deliver originals of any required consents, instruments or documents as may not previously have been executed and delivered in order to carry out and effectuate the provisions of this Agreement.

    (b) Ramtron shall deliver to each of the DFA Stockholders a promissory note (each a "Convertible Promissory Note" and together the "Convertible Promissory Notes"), having the substance and form of Exhibit A, in the principal amount set forth opposite each DFA Stockholder's name below:

    DFA Stockholder                                   Dollar Amount
    ---------------                                   -------------

    DFA GROUP TRUST -- SMALL COMPANY SUBTRUST          $1,692,046
    U.S. 9-10 SMALL COMPANY PORTFOLIO                    $883,297
    DFA GROUP TRUST -- 6-10 SUBTRUST                     $648,369

3.  Conditions of Closing.

    (a) The obligations of the DFA Stockholders set forth in this Agreement are subject to the fulfillment or waiver, at or before the Closing, of each of the following conditions:

         (i) (A) Ramtron's common stockholders shall have approved Proposals 1A and 1B at a special meeting held on July 20, 1999 in accordance with Ramtron's Notice of Special Meeting dated
              June 21, 1999; (B) the holders of at least a majority of Ramtron's Series A Convertible Preferred Stock (the "Series
              A Stockholders") shall have approved the amendment of Ramtron's Certificate of Incorporation to amend and restate the Certificate of Designation filed with the Delaware Secretary of State on February 12, 1998, as set forth in Ramtron's Certificate of Amendment of Certificate of Incorporation (the "Certificate of Amendment") attached hereto as Exhibit B; (C) Ramtron's Board of Directors shall have approved and authorized the execution and filing with the Delaware Secretary of State of the Certificate of Amendment; and (D) NEBF and Ramtron shall have amended the Loan Agreement dated August 31, 1995, or shall have prepared and signed a separate document, to provide (among other things) for
              (I) NEBF's irrevocable consent to the Certificate of Amendment as provided in Ramtron's Recapitalization Agreement with the Series A Stockholders, (II) the extension of the maturity date for the loan to a date not earlier than March 15, 2002, and (III) the release of certain categories of collateral pledged as security for repayment of NEBF's loan to Ramtron upon Ramtron's satisfaction of certain performance milestones.

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       (ii)  Each of the representations and warranties of Ramtron contained in
             Section 4 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing.

      (iii) Ramtron shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to completely perform its obligations undertaken herein.

       (iv) Ramtron shall have provided to each of the DFA Stockholders or their representative a copy, certified by Ramtron's Secretary, of the resolutions of the Board of Directors of Ramtron providing for the authorization and approval of this Agreement and the matters mentioned in Section 3(a)(i)(D).

        (v) Ramtron's Common Stock shall be listed on The Nasdaq SmallCap Market ("Nasdaq") and trading in Ramtron's Common Stock shall not have been suspended by Nasdaq, the Securities and Exchange Commission (the "SEC") or other regulatory authority.

       (vi) No action, suit, proceeding, inquiry or investigation before or by any court, public board, governmental agency or authority shall be known to Ramtron to have been filed against or affecting Ramtron or Enhanced Memory Systems, Inc. ("EMS"), a Delaware corporation wholly owned by Ramtron, which seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or which if decided adversely to Ramtron would affect the validity or enforceability of this Agreement or the Convertible Promissory Note.

    (b) The obligations of Ramtron set forth in this Agreement are subject to the fulfillment or waiver, at or before the Closing, of each of the following conditions:

        (i) (A) Ramtron's common stockholders shall have approved Proposals 1A and 1B at a special meeting called and held in accordance with Ramtron's Notice of Special Meeting dated June 21, 1999; (B) the Series A Stockholders shall have approved the Certificate of Amendment; (C) Ramtron's Board of Directors shall have approved and authorized the execution and filing with the Delaware Secretary of State of Certificate of Amendment; and (D) NEBF and Ramtron shall have amended the Loan Agreement dated August 31, 1995, or shall have prepared and signed a separate document, to provide (among other things) for (I) NEBF's irrevocable consent to the Certificate of Amendment as provided in Ramtron's Recapitalization Agreement with the Series A Stockholders, (II) the extension of the maturity date for the loan to a date not earlier than March 15, 2002, and (III) the release of certain categories of collateral pledged as security for repayment of NEBF's loan to Ramtron upon Ramtron's satisfaction of certain performance milestones.

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       (ii)  Ramtron and the Series A Stockholders shall have entered into and closed, or shall enter into and close concurrently with the Closing of this Agreement, the Preferred Stock Recapitalization Agreement.

      (iii) All legal actions of any type, if any, filed against Ramtron by any of the DFA Stockholders, or their respective transferees, affiliates, associates, stockholders, partners, members and other related parties, and all legal actions of any type filed against Ramtron by any of the Series A Stockholders, or their respective transferees, affiliates, associates, stockholders, partners members and other related parties, shall have been dismissed with prejudice or appropriate documents to effect such dismissal shall have been delivered to Ramtron.

       (iv) Each of the representations and warranties of the DFA Stockholders contained in Section 5 shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made as of the Closing.

        (v) The DFA Stockholders shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the DFA Stockholders on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to completely perform their obligations undertaken herein.

4. Representations and Warranties of Ramtron. Ramtron represents and warrants to the DFA Stockholders as of the date hereof and as of the Closing Date:

    (a) Organization and Qualification. Each of Ramtron and EMS is a corporation duly incorporated and existing in good standing under the laws of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. Each of Ramtron and EMS is duly qualified as a corporation authorized to do business, and is in good standing, in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any adverse effect on the business, operations, properties, or financial condition of Ramtron.

    (b) Authorization; Enforcement. (i) Ramtron has the requisite corporate power and authority to enter into and perform this Agreement, to execute and deliver the Convertible Promissory Notes to the DFA Stockholders pursuant to
Section 2(c) of this Agreement and to issue shares of Common Stock upon conversion of the Convertible Promissory Notes in accordance with their terms,
(ii) the execution and delivery of this Agreement by Ramtron and the consummation by it of the transactions contemplated hereby have been duly

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authorized by all necessary corporate action, and no further consent or authorization of Ramtron or its Board of Directors or stockholders is required,
(iii) this Agreement has been duly executed and delivered by Ramtron, and
(iv) this Agreement constitutes a valid and binding obligation of Ramtron enforceable against Ramtron in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Common Stock issuable upon conversion of the Convertible Promissory Notes will be duly authorized and reserved for issuance and, upon conversion in accordance with the terms of the Convertible Promissory Notes, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or adverse claims, and the holders shall be entitled to all rights and preferences accorded to a holder of Common Stock.

    (c) Capitalization. The authorized capital stock of Ramtron consists of 75,000,000 shares of Common Stock and 10,000,000 shares of preferred stock; there are approximately 62,759,301 shares of Common Stock and 8,878 shares of preferred stock issued and outstanding. Ramtron's common stockholders approved proposals 1A and 1B at the common stockholders meeting on July 20, 1999. Upon the effectiveness of the 1:5 reverse stock split of Ramtron's Common Stock to be effected immediately following the effectiveness of the Certificate of Amendment, Ramtron will have authorized capital of 60,000,000 shares consisting of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, and there will be outstanding approximately 12,551,860 shares of Common Stock and 8,878 shares of Series A Stock, the conversion rights of which shall be adjusted pursuant to the Certificate of Amendment to account for the reverse stock split. All of the outstanding shares of Ramtron's Common Stock have been validly issued and are fully paid and non-assessable. Except as described in the SEC Documents (as hereinafter defined), except for the rights of the Series A Stockholders and each of the DFA Stockholders, and except for the right of NEBF to convert its loan to Ramtron into Ramtron Common Stock and the registration rights of NEBF with respect to shares of Ramtron's Common Stock held by, and to be issued to, NEBF, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, convertible securities, warrants, scrip, rights to subscribe to, calls or commitments of any character whatever relating to, or securities or rights convertible into, any shares of capital stock of Ramtron, or contracts, commitments, understandings, or arrangements by which Ramtron is or may become bound to issue additional shares of capital stock or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into shares, of capital stock of Ramtron. All of the rights to purchase Ramtron Common Stock described in the immediately preceding sentence, and the conversion rights under the Convertible Promissory Notes issued to the DFA Stockholders, are subject to adjustment to account for the 1:5 reverse stock split to be effected pursuant to Proposal 1B approved on July 20, 1999, by Ramtron's common stockholders. Ramtron has furnished or made available to the DFA Stockholders true and correct copies of Ramtron's Certificate of Incorporation as in effect on the date hereof, and Ramtron's By-Laws, as in effect on the date hereof.

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    (d)  No Conflicts.  The execution, delivery and performance of this
Agreement by Ramtron and the consummation by Ramtron of the transactions contemplated hereby do not and will not (i) result in a violation of EMS' Certificate of Incorporation, in a violation of Ramtron's Certificate of Incorporation as it shall be amended by the Certificate of Amendment, or in a violation of the By-Laws of EMS or Ramtron, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Ramtron or EMS is a party, or (iii) result in a violation of any Federal, state, local or foreign law, rule or regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to Ramtron or EMS by which any property or asset of Ramtron or EMS is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect); provided that, for purposes of such representation as to Federal, state, local or foreign law, rule or regulation, no representation is made herein with respect to any of the same applicable solely to the Series A Stockholders and not to Ramtron. Neither the business of Ramtron nor EMS is being conducted in violation of any law, ordinance or regulations of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. Ramtron is not required under Federal, state or local law, rule or regulation in the United States to obtain any consent, authorization or order of, or make any filing (other than the filing of the Certificate of Amendment with the Delaware Secretary of State, as required for the consummation of this Agreement pursuant to Section 3(a)(i)) or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement (other than any SEC or state securities filings which may be required to be made by Ramtron in connection with any registration statement which may be filed pursuant hereto and any notifications to the , National Association of Securities Dealers with respect to the shares of Common Stock); provided that, for purposes of the representation made in this sentence, Ramtron is assuming and relying upon the accuracy of the relevant representations and agreements of the DFA Stockholders herein.

    (e) SEC Documents, Financial Statements. The Common Stock of Ramtron is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Ramtron has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by Ramtron with the SEC (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the

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requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted principles applied on a consistent basis during the periods (except (i) as may be otherwise indicated in such financial statements or the notes thereto or
(ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) fairly present in all material respects the financial position of Ramtron as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

    (f)  Absence of Litigation.  Except as disclosed at the end of this
Section 4(f), there is no action, suit or proceeding before or by any court, public board, governmental agency or authority, or self-regulatory organization pending or, to the knowledge of Ramtron, threatened against Ramtron, or any of its respective directors or officers in their capacities as such, wherein an unfavorable decision, ruling or finding could reasonably be expected to have a Material Adverse Effect or would adversely affect the transactions contemplated by this Agreement or any of the documents contemplated hereby or which would adversely affect the validity or enforceability of, or the authority or ability of Ramtron to perform its obligations under, this Agreement or any of such other documents. To Ramtron's knowledge, there are no facts which, if known by a potential claimant or governmental agency or authority, could give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to Ramtron, could reasonably be expected to have a Material Adverse Effect. Pursuant to the decision of the Nasdaq Listing Qualification Panel provided to Ramtron in a letter dated June 18, 1999, Ramtron's Common Stock will be delisted from the Nasdaq SmallCap Market unless, by August 6, 1999, Ramtron evidences a closing bid price of not less than $1.00 per share, and, thereafter, Ramtron continues to evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.

    (g) No Anti-Takeover Plan. There is not in effect any shareholders rights plan or other capital structure the intent of which is to prevent or impede a future change of the current management of Ramtron.

    (h) Nasdaq Status. Upon the effectiveness of the Certificate of Amendment, (i) the shares of Series A Stock will not constitute a "future priced security" for purposes of the Nasdaq proposed rule change entitled "Interpretative Material Regarding Future Priced Securities"; (ii) Nasdaq Rule 4330 as interpreted in that Interpretative Material will not be violated by the terms of the Certificate of Amendment; and (iii) the rights and preferences of the Series A Stock pursuant to the Certificate of Amendment do not constitute a change in financial structure requiring Ramtron to satisfy Nasdaq's initial inclusion requirements.

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    (i)  No Undisclosed Events or Circumstances.  No event or circumstance has occurred or exists with respect to Ramtron or EMS or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Ramtron but which has not been so publicly announced or disclosed.

    (j) No Third Party Actions. Ramtron has no knowledge of any action, suit, proceeding, inquiry or investigation, before or by any court, public board, government agency or authority and has no notice that any party intends to institute any of the foregoing, which seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or which if decided adversely to Ramtron would affect the validity or enforceability of the Agreement or the Convertible Promissory Notes.

5. Representations and Warranties of DFA Stockholders. Each DFA Stockholder represents and warrants to Ramtron as of the date hereof and as of the Closing Date, solely with respect to itself and not with respect to any other DFA Stockholder (and no DFA Stockholder shall be deemed to make or have any liability for any representation or warranty made by any other DFA Stockholder):

    (a) Authorization, Enforcement. (i) The DFA Stockholder has the requisite power and authority to enter into and perform this Agreement, (ii) the execution and delivery of this Agreement by the DFA Stockholder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action, and (iii) this Agreement constitutes a valid and binding obligation of the DFA Stockholders enforceable against the DFA Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principals of general application.

    (b) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the DFA Stockholder of the transactions contemplated hereby do not and will not (i) result in a violation of the DFA Stockholder's charter documents or By-Laws, (ii) conflict with any agreement, indenture or instrument to which the DFA Stockholder is a party, or
(iii) result in a violation of any law, rule or regulation, or any order, judgment or decree of any court or governmental agency applicable to the DFA Stockholder. The business of the DFA Stockholder is not being conducted in violation of any law or regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The DFA Stockholder is not required to obtain any consent or authorization of any governmental agency in order for it to perform its obligations under this Agreement. The data to be provided by the DFA Stockholder in connection with registering Registrable Securities (as hereinafter defined) under the Securities Act of 1933, as amended (the "Act"), will be true and accurate in all material respects.

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    (c)  Accredited Investor.  The DFA Stockholder is an accredited investor as defined in Rule 501 promulgated under the Act. The DFA Stockholder has such knowledge and experience in financial and business matters in general, and investments in particular, so that such DFA Stockholder is able to evaluate the merits and risks of the transactions contemplated under this Agreement and to protect its own interests in connection with its investment in the Common Stock and Convertible Promissory Notes.

    (d) Information. The DFA Stockholder acknowledges (but without limiting the effect of Ramtron's representations and warranties contained herein), that it has received such information as it considers necessary or appropriate for deciding whether to execute this Agreement.

    (e) Rule 144. The DFA Stockholder understands that there is no public trading market for the Convertible Promissory Notes, that none is expected to develop and that the Convertible Promissory Notes must be held indefinitely unless such notes or securities into which the Convertible Promissory Notes are converted are registered under the Act or an exemption from registration is available. The Series A Stockholder has been advised or is aware of the provisions of Rule 144 promulgated under the Act.

6.  Covenants of Ramtron.  Ramtron covenants and agrees as follows:

    (a) Ramtron shall use its best efforts and shall act in good faith to cause to occur all conditions to Closing which are in Ramtron's control.

    (b) Ramtron shall file with the Delaware Secretary of State on the Closing Date the Certificate of Amendment, and immediately thereafter, Ramtron shall file with the Delaware Secretary of State a second Certificate of Amendment to its Certificate of Incorporation, attached hereto as Exhibit C, effecting the 1:5 Reverse Stock Split pursuant to Proposal 1B approved on July 20, 1999, by Ramtron's Common Stockholders.

    (c) Ramtron shall file one or more registration statements as provided in, and comply with its obligations undertaken in, Section 8.

7. Covenants of DFA Stockholders. Each DFA Stockholder severally, and not jointly, covenants and agrees as follows:

    (a) The DFA Stockholder shall use its best efforts and shall act in good faith to cause to occur all conditions to Closing which are in the DFA Stockholders' control.

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    (b)  Upon the consummation of the transactions contemplated by this
Agreement, the DFA Stockholder for itself, its predecessors, successors, assigns, subsidiaries, affiliates, officers, directors, shareholders and agents fully and unconditionally releases, discharges and covenants to hold harmless Ramtron and its successors, assigns, subsidiaries, affiliates, officers, directors, shareholders and agents from any and all causes of action, including without limitation claims, demands, administrative complaints, lawsuits, rights, judgments, liens, damages, debts and expenses (including attorneys' fees and costs actually incurred), liabilities and obligations of any kind and nature whatsoever, whether intentional or negligent, known or unknown, suspected or unsuspected, in law or in equity, individually or as part of a class action, including any and all known and unknown, foreseen or unforeseen, injuries, damages and losses, arising from, relating or attributable in any manner to the Purchase Agreements or the stock purchased thereunder and occurring prior to the Closing Date, except that the foregoing will not affect any rights arising under this Agreement, the Certificate of Amendment or any other documents executed and delivered in connection with this Agreement. The provisions of any laws providing in substance that releases shall not extend to claims which are unknown or unsuspected at the time, to the person executing such waiver or release, are hereby expressly waived. Each DFA Stockholder certifies that it has not assigned or transferred, purported to assign or transfer, and will not assign or transfer any matter herein released.

8.  Covenant to Register Shares of Common Stock

    (a)  For purposes of this Section, the following definitions shall apply:

         (i) The terms "register," "registered" and "registration" refer to a registration under the Act, effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or amendment thereto.

        (ii) The term "Registrable Securities" means (A) the shares of Common Stock held of record by the DFA Stockholders on the Closing Date or (B) the shares of common stock issued or issuable upon conversion in whole or in part of the Convertible Promissory Notes issued to the DFA Stockholders pursuant to Section 2(c) of this Agreement, which in either case (I) have not been resold pursuant to an effective registration statement or pursuant to Rule 144 under the Act or (II) may not be resold pursuant to Rule 144(k) under the Act. For purposes of this Agreement, securities will be considered ineligible for resale pursuant to Rule 144(k) under the Act unless Ramtron's transfer agent has accepted an instruction from Ramtron specifying that such securities are eligible for sale pursuant to Rule 144(k).

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       (iii)  The term "holder of Registrable Securities" includes any person who holds Registrable Securities or any person who holds by due assignment a Convertible Promissory Note.

    (b) (i) Ramtron shall, within ten (10) business days following the Closing Date, file a registration statement on Form S-3, or if Form S-3 is not then available, another appropriate form, covering the resale of all the Registrable Securities under Rule 415 and, to the extent applicable, Rule 416. The number of shares of Common Stock included in such registration statement shall be not less than the aggregate number which would be issuable upon conversion of all of the Convertible Promissory Notes. Ramtron shall use its best efforts to cause such registration statement to become effective by the 130th calendar day after the Closing Date (the "Initial Registration"). In the event such registration is not so declared effective or if at any time thereafter it does not include all of the number of Registrable Securities which would then be issuable upon conversion of the Convertible Promissory Notes (or any successor security), any holder of Registrable Securities shall have the right to require by notice in writing that Ramtron register all or any part of the Registrable Securities held by such holder (a "Demand Registration") and Ramtron shall thereupon effect such registration in accordance herewith (which may include adding such shares to an existing shelf registration). The parties agree that if the holder of Registrable Securities demands registration of less than all of the Registrable Securities, Ramtron, at its option, may nevertheless file a registration statement covering all of the Registrable Securities. If such registration statement is declared effective with respect to all Registrable Securities, then so long as Ramtron is in compliance with its obligations under Sections 8(c)(i) through (v), the demand registration rights granted pursuant to this Sections 8(b)(i) shall not be applicable. Ramtron shall provide holders of Registrable Securities reasonable opportunity to review any such registration statement or amendment or supplement thereto prior to the filing thereof.

        (ii) Ramtron may suspend the effectiveness of any such registration effected pursuant to this Section 8(b) in the event, and for such period of time as, such a suspension is required by the rules and regulations of the SEC, and may suspend use of the prospectus included in the Registration Statement if such prospectus ceases to meet the requirements of Section 10 of the Act. Ramtron will immediately advise the holders of the registered securities of any such suspension, and will use its best efforts to cause such suspension to terminate at the earliest possible date. The DFA Stockholder agrees that following receipt of any such notice, and until such suspension is terminated, the DFA Stockholder will not make use of the suspended prospectus and will make no sales requiring delivery of such prospectus.

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
    (c) Whenever required under this Section to effect the registration of any Registrable Securities, including, without limitation, the Initial Registration, Ramtron shall, as expeditiously as reasonably possible:

         (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration to become effective as provided in
              Section 8(b)(i), and keep such registration statement effective for so long as any holder of Registrable Securities desires to dispose of the securities covered by such registration statement, or if earlier, until such Registrable Securities may be sold under Rule 144(k) (provided that Ramtron's transfer agent has accepted an instruction from Ramtron to such effect).

        (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement and notify the holders of the filing and the effectiveness of such Registration Statement and any amendments or supplements.

       (iii) Furnish to each holder of Registrable Securities such numbers of copies of a current prospectus conforming with the requirements of the Act, copies of the registration statement, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such holder of Registrable Securities may reasonably require in order to facilitate the disposition of Registrable Securities owned by such holder of Registrable Securities.

        (iv) Use its best efforts to register and qualify the securities covered by such registration statement under such securities or "Blue Sky" laws of such jurisdictions as shall be reasonably requested by a holder of Registrable Securities and keep such registration or qualification effective as long as required to permit sale of Registrable Securities thereunder, provided that Ramtron shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

         (v) Notify each holder of Registrable Securities immediately of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and use its best efforts to promptly update and/or correct such prospectus.

        (vi) Upon request in writing to Ramtron, furnish to each holder of Registrable Securities included therein (A) an opinion of counsel to Ramtron covering compliance of the registration statement, as to form with the requirements of the Act and the rules thereunder, and covering the matters covered in the opinion filed as an exhibit to the registration statement, and (B) a "cold comfort" letter or letters of Ramtron's independent public accountants in the form and of the substance customarily supplied to underwriters in connection with a public offering.

       (vii) Use its best efforts to list the Registrable Securities covered by such registration statement with any national market or securities exchange on which the Common Stock is then listed.

      (viii) Make available for inspection by any holder of Registrable Securities, upon request, all documents filed with the SEC subsequent to the Closing Date and require Ramtron's representatives to supply all information reasonably requested by any holder of Registrable Securities in connection with such registration statement.

    (d) Each holder of Registrable Securities will furnish to Ramtron in connection with any registration under this Section such information regarding itself, the Registrable Securities and other securities of Ramtron held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities held by such holder of Registrable Securities. Initially, and without limitation of the preceding sentence, each holder of Registrable Securities shall provide such data as of the Closing Date or a date not more than five (5) days after the Closing Date. The intended method of disposition (Plan of Distribution) of such securities as so provided by the holder of Registrable Securities shall be included without alteration in the Registration Statement covering the Registrable Securities and shall not be changed without written consent of the holder of Registrable Securities.

    (e) (i) Ramtron shall indemnify, defend and hold harmless each holder of Registrable Securities which are included in the registration statement pursuant to the provisions of Section 8(b) (each, a "Selling Shareholder") and each of its officers, directors, employees, agents, partners or controlling persons (within the meaning of the Act) (each, for purposes of this Section 8(e)(i), an "indemnified party") from and against, and shall reimburse such indemnified party with respect to, any and all claims, suits, demands, causes of action, losses, damages, liabilities, costs or expenses ("Liabilities") to which such indemnified party may become subject under the Act or otherwise, arising from or relating to (A) any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Ramtron shall not be liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (A) a Selling Shareholder under an obligation to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities to the person asserting such Liability who purchased such Registrable Securities which are the subject thereof from such Selling Shareholder failed to do so and (B) the prospectus would have corrected such untrue statement or omission; and, provided further, that Ramtron shall not be liable in any such case to the extent that any Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the prospectus, if such untrue statement or alleged untrue statement, omission or alleged omission corrected in an amendment or supplement to the prospectus and if, having previously been obligated to deliver such prospectus, the Selling Shareholder thereafter failed to deliver such prospectus as so amended or supplemented, prior to or concurrently with the sale of Registrable Securities to the person asserting such Liability who purchased such Registrable Securities which are the subject thereof from such Selling Shareholder.

        (ii) In the event of any registration under the Act of Registrable Securities pursuant to Section 8(b), each holder of Registrable Securities hereby severally agrees to indemnify, defend and hold harmless Ramtron, and its officers, directors, employees, agents, partners, or controlling persons (within the meaning of the Act) (each, for purposes of this Section 8(e)(ii), an "indemnified party") from and against, and shall reimburse such indemnified party with respect to, any and all Liabilities to which such indemnified party may become subject under the Act or otherwise, arising from or relating to (A) any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided that such holders of Registrable Securities will be liable in any such case to the extent, and only to the extent, that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, prospectus or amendment or supplement thereto in reliance upon and in conformity with written information furnished in an instrument duly executed by such holder of Registrable Securities specifically for use in the registration statement.

       (iii) Promptly after receipt by any indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against another party (the "indemnifying party") hereunder, notify such party in writing thereof, but the omission so to notify shall not relieve the indemnifying party from any Liability which it may have to the indemnified party other than under this section and shall only relieve it from any Liability which it may have to the indemnified party under this section if and to the extent it is actually prejudiced by such omission. In case any such action shall be brought against any indemnified party and such indemnified party shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to the indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to the indemnified party under this section for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation and liaison with counsel so selected; provided, however, that if the defendants in any such action include both the indemnifying party and such indemnified party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with (subject to the following sentence) the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. If Ramtron is the indemnifying party it shall pay the reasonable expenses and fees of only one separate counsel whose selection is approved by the largest group of similarly situated indemnified parties as measured by the aggregate par value of such Registrable Securities owned by such group. Any indemnified party who chooses not to be represented by the foregoing separate counsel shall be entitled, at its own expense, to be represented by counsel of its own selection.

        (iv) If the indemnification provided for in this Section 8(e) is unavailable or insufficient to hold harmless an indemnified party, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact related to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this
              Section 8(e)(iv) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 8(e)(iv). The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 8(e)(iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 8(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 8(e) to the contrary, no indemnifying party (other than Ramtron) shall be required pursuant to this Section 8(e) to contribute any amount in excess of the proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate.

    (f) (i) With respect to the inclusion of Registrable Securities in a registration statement pursuant to Section 8(b), all fees, costs and expenses of and incidental to such registration, inclusion and public offering shall be borne by Ramtron; provided, however, that any Selling Shareholders participating in such registration shall bear their own share of the underwriting discounts and commissions, and transfer taxes if any, incurred by them in connection with such registration.

        (ii) The fees, costs and expenses of registration to be borne by Ramtron as provided in this Section 8(f) shall include, without limitation, all registration, filing and Nasdaq fees, printing expenses, fees and disbursements of counsel and accountants for Ramtron, and all legal fees and disbursements and other expenses of complying with state securities or Blue Sky laws of any jurisdiction or jurisdictions in which securities to be offered are to be registered and qualified. Subject to appropriate agreements as to confidentiality, and upon reasonable advance notice from the holder or its counsel, Ramtron shall make available to counsel for the holders of Registrable Securities its documents and personnel for due diligence purposes. Fees and disbursements of counsel and accountants for the Selling Shareholders shall be borne by the respective Selling Shareholders. Nothing herein shall require Ramtron to postpone filing the registration statement or delay its effectiveness.

    (g) The rights to cause Ramtron to register all or any portion of Registrable Securities pursuant to this Section may be assigned by a holder of Registrable Securities to a transferee or assignee of all or a portion equal to 20% or more, in aggregate principal amount, of a Convertible Promissory Note. Any transferee asserting registration rights hereunder shall agree to be bound by the applicable provisions of this Agreement.

    (h) From and after the date of this Agreement, Ramtron shall not agree to allow any other holders of any securities of Ramtron (except the holders of Ramtron's Series A Convertible Preferred Stock) to include any of their securities in any registration statement filed by Ramtron pursuant to Section 8(b) unless such inclusion will not reduce the amount of the Registrable Securities included therein.

9.  Miscellaneous

    (a) Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties.

    (b) Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.

    (c) Consent to Jurisdiction. Ramtron and each DFA Stockholder (i) hereby irrevocably submit to the exclusive jurisdiction of either the United States District Court for the Southern District of New York and the state courts for the State of New York or the United States District Court for the District of the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Ramtron and each of the DFA Stockholders consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

    (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together, whether bearing original or facsimile signatures, will constitute one and the same instrument.

    (e) Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

    (f) Notices. Any notice required or permitted under this Agreement shall be given in writing, shall be effective when received, and shall in any event be deemed received and effectively given upon personal delivery to the party to be notified or three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or one (1) business day after deposit with a nationally recognized courier service such as Federal Express for next business day delivery under circumstances in which such service guarantees next business day delivery, or one (1) business day after facsimile with copy delivered by registered or certified mail, in any case, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as a DFA Stockholder or Ramtron may designate by giving at least ten (10) days advance written notice pursuant to this Section 9(f).

    (g) Amendments and Waivers. The provisions of this Agreement may not be amended without the written consent of Ramtron and the DFA Stockholders, which may be withheld in the sole and absolute discretion of such parties. Any amendment or waiver effected in accordance with this Section 9(g) will be binding upon Ramtron, the DFA Stockholders and their respective successors and assigns.

    (h) Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

    (i) Entire Agreement. This Agreement, together with all exhibits hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

    (j) Further Assurances. From and after the date of this Agreement upon the request of Ramtron or any DFA Stockholder, Ramtron and the DFA Stockholders will execute and deliver such instruments, documents or other writings, and take such other actions, as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

    (k) Meaning of Include and Including. Whenever in this Agreement the word "include" or "including" is used, it shall be deemed to mean "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

RAMTRON INTERNATIONAL CORPORATION

By:  /S/ L. David Sikes
------------------------
L. David Sikes
Chairman and Chief Executive Officer

Address:  1850 Ramtron Drive
          Colorado Springs, CO  80921

DFA GROUP TRUST
SMALL COMPANY SUBTRUST

By:  /S/  Irene R. Diamant
--------------------------
Name:  Irene R. Diamant
Title:  Vice President and Secretary

Address:  c/o Dimensional Fund Advisors Inc.
          1299 Ocean Avenue, 11th Floor
          Santa Monica, CA  90401

U.S. 9-10 SMALL COMPANY PORTFOLIO

By:  /S/  Irene R. Diamant
--------------------------
Name:  Irene R. Diamant
Title:  Vice President and Secretary

Address:  c/o Dimensional Fund Advisors Inc.
          1299 Ocean Avenue, 11th Floor
          Santa Monica, CA  90401

DFA GROUP TRUST - 6-10 SUBTRUST

By:  /S/  Irene R. Diamant
--------------------------
Name:  Irene R. Diamant
Title:  Vice President and Secretary

Address:  c/o Dimensional Fund Advisors Inc.
          1299 Ocean Avenue, 11th Floor
          Santa Monica, CA  90401

                                 EXHIBIT A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT OR AN EXEMPTION THEREFROM.

                                $X,000,000

                            Convertible Note
                           Due July XX, 2000

                      Dated as of:  July XX, 1999

1.  General.

RAMTRON INTERNATIONAL CORPORATION, a Delaware corporation ("Borrower"), for value received, hereby promises to pay to the order of [DFA Group Trust - Small Company Subtrust], an Illinois trust, or its designee (the "Holder"), the principal amount of XX Million United States Dollars and no cents (US$X,000,000.00) on July XX, 2000 (the "Maturity Date"), and interest, computed on the basis of a 360-day year of twelve 30-day months, on the unpaid and unconverted principal balance hereof from the date hereof until paid at the rate of eight per cent (8%) per annum in accordance with Section 3 hereof.
Both principal and interest are payable to the Holder at its account, as designated in the attached delivery instructions, such other account as the Holder designates in writing, in lawful money of the United States and in same day funds.

2.  Prepayments.

At any time and from time to time, Borrower may prepay the balance outstanding hereunder, in whole or in part, without premium or penalty, upon not less than thirty (30) days' written notice to Holder, which notice shall specify the date and amount of prepayment. If such prepayment notice is given, the prepayment amount specified in such notice shall be due and payable on the date specified therein, together with accrued and unpaid interest to the date of such prepayment on the amount so prepaid. Notwithstanding the foregoing, no such notice of prepayment shall be deemed to modify Holder's right to convert all or any portion of the outstanding amounts due hereunder into Common Stock pursuant to Section 3 hereof. The Holder shall be entitled to exercise such conversion rights with respect to such outstanding amounts at any time prior to any such prepayment.

3.  Conversion of Note.

    (a) Subject to and upon compliance with the provisions hereof, the Holder shall have the right, at the Holder's option, to convert all or any part of the unpaid principal amount of this Note plus the accrued and unpaid interest thereon into the Common Stock, par value $0.01 per share, of Borrower ("Common Stock") at a price equal to One United States Dollar ($1.00) per share (the "Conversion Price"). The Conversion Price shall be subject to adjustment in certain events as set forth in Section 5 hereof.

    (b) In order to exercise the conversion privilege, the Holder shall surrender this Note, appropriately endorsed, to Borrower at its principal office and provide written notice to Borrower (i) stating that the Holder elects to convert this Note or a stated portion thereof and (ii) setting forth the name or names (with address) in which the certificate or certificates for the shares of Common Stock issuable on such conversion shall be issued. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such notice shall have been received by Borrower and the person in whose name the certificate for the shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date. As soon as reasonably possible after, and in any event within fifteen (15) business days following, the receipt of such notice, Borrower shall issue and deliver to the Holder a certificate or certificates for the shares of Common Stock issuable upon the conversion of this Note. Upon conversion of this Note in part, (A) the amount converted shall be deemed to consist of, first, accrued interest including default interest, and second, principal; and (B) the Borrower shall execute and deliver to or on the order of the Holder at the expense of the Borrower a new Note having a principal amount equal to the unconverted and unpaid principal and interest of this Note. Such new Note shall have the same terms and provisions (other than principal amount) as the Note surrendered for conversion. The Borrower will pay any and all issue and transfer taxes or other similar governmental charges that may be payable in respect of the issue or delivery of Common Stock on conversion of this Note pursuant hereto.

    (c) The right of the Holder to subscribe for and purchase shares of Common Stock pursuant to the conversion privilege granted herein shall commence upon the date hereof and shall continue until this Note is repaid in full, including interest.

4.  Interest.

The Borrower promises to pay interest on the principal amount of this Note from time to time outstanding at the rate of eight per cent (8%) per annum. Such interest will be payable together with principal at the maturity of this Note. The Borrower shall pay on demand interest on overdue principal and, to the fullest extent permitted by law, overdue interest at the rate of ten per cent (10%) per annum.

5.  Antidilution Provisions.

5.1 Adjustments in Certain Events. The Conversion Price shall be adjusted in each of the following events as follows:

    (a) In case Borrower, at any time or from time to time, shall pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or options by way of dividend or spinoff, reclassification, recapitalization, merger or consolidation in which Borrower is the continuing or resulting corporation, or similar corporate rearrangement) on the Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of the persons entitled to receive such dividend or distribution shall be adjusted, effective as of the close of business on such record date, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction:

         (i) the numerator of which shall be the Current Market Price (as defined below) in effect on such record date less the amount of such dividend or distribution (as determined in good faith by the Board of Directors of Borrower in consultation with the Borrower's accountants) applicable to one share of Common Stock, and

        (ii)  the denominator of which shall be such Current Market Price.

              "Current Market Price" on any date of determination shall mean the average of the Market Price (as defined below) per share of Common Stock on each day of the period of 20 consecutive days on which national securities exchanges were open for trading immediately preceding the earlier of such date of determination or the "ex" date with respect to the dividend or other distribution. "Market Price" per share of Common Stock on any date of determination shall mean (A) the last sale price, on such date or, if no such sale takes place on such date, the average closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or (B) if the Common Stock is not then listed or admitted to trading on any national securities exchange, the average of the reported closing bid and asked prices on such date as shown by the National Association of Securities Dealers automated quotation system, or, if such prices are not at the time so shown, as determined in good faith by any member of the National Association of Securities Dealers, Inc. selected by Borrower and reasonably satisfactory to the Holder; provided, however, that if and so long as there shall be no exchange or over-the-counter market for the Common Stock, the Market Price shall be deemed to be the lesser of the Conversion Price on the date of determination and such price, if any, at which the most recent issue and sale by Borrower of Common Stock has been effected.

    (b) In case Borrower, at any time or from time to time, shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification other than by payment of a dividend in Common Stock), then, and in each such case, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased to reflect such transaction (such decrease to be determined by the Board of Directors of Borrower in consultation with Borrower's accountants).

    (c) In case the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased to reflect such transaction, as determined by the Board of Directors of Borrower in consultation with Borrower's accountant.

    (d) All determinations by the Board of Directors of Borrower under the provisions of this Note shall be made in good faith with due regard to the interests of the Holder, and in accordance with good financial practice.

    (e)  If Borrower

         (i) shall consolidate with or merge into another person and shall not be the continuing or surviving corporation in such consolidation or merger, or

        (ii) shall permit any other person to consolidate with or merge into Borrower and Borrower shall be the continuing or surviving person but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, or

       (iii) shall transfer all or substantially all of its properties or assets to any other person, or

        (iv) shall effect a capital reorganization or reclassification of the Common Stock,

then, and in each such case, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Section 5.1, the Holder, upon the exercise of any conversion privilege provided herein at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, shall be entitled to receive, at the aggregate Conversion Price in effect at the time of such consummation for all Common Stock issuable upon such conversion immediately prior to such consummation, in lieu of the Common Stock issuable upon such conversion prior to such consummation, the stock and other securities, cash and property to which the Holder would have been entitled upon such consummation if the Holder had exercised its conversion privilege hereunder immediately prior thereto.

    (f) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one per cent in such price; provided, however, that any adjustments which by reason of this
Section 5.1 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

    (g) Borrower will not, by amendment of its Certificate of Incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith carry out all such terms and take all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.

5.2 Notice of Adjustment. In the case of any adjustment or readjustment in the shares of Common Stock issuable upon the conversion of this Note, Borrower at its expense will promptly compute such adjustment or readjustment in accordance with the terms of this Note and prepare a report setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Borrower will forthwith mail a copy of each such report to the Holder, and will, upon the written request at any time of the Holder, furnish to the Holder a like report setting forth the Conversion Price at the time in effect and showing how it was calculated. Borrower will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by the Holder.

6.  Stock to be Issued.

6.1 Stock Fully Paid. The Borrower covenants and agrees that all shares of Common Stock which may be issued pursuant to the terms hereof will, upon issuance in accordance with the terms hereof, be duly authorized, validly issued, fully paid and nonassessable, free and clear of any and all encumbrances, claims, security interests or any other rights or interests of third parties whatsoever (other than encumbrances, claims, security interests or rights or interests created or granted by the Holder), and of all transfer taxes and similar charges (except for taxes, if any, upon the income of the Holder) with respect to the issue thereof, and that the issuance thereof shall not give rise to any preemptive rights on the part of the other stockholders of Borrower or any other person.

6.2 Taxes. The Borrower shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of Borrower pursuant to the terms hereof.

6.3 Reservation of Shares. Borrower shall, until this Note is paid in full, reserve and maintain, out of its authorized but unissued shares of capital stock, sufficient shares of Common Stock to provide for the conversion of this Note.

6.4 Fractional Shares. No fractional shares of Common Stock will be issued in connection with the conversion of this Note but in lieu of such fractional shares, the Borrower shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Conversion Price.

7.  Registration Rights.

The Holder of this Note, upon conversion of all or part of amounts owing hereunder, is entitled to all the rights and benefits provided in the DFA Stockholders Recapitalization Agreement pursuant to which this Note is issued, including without limitation Borrower's registration rights covenants in
Section 8 thereof. Reference is hereby made to the DFA Stockholders Recapitalization Agreement for a statement of such rights and benefits.

8.  Transfer.

This Note is registered on the books of Borrower and is transferable only by surrender hereof for registration of transfer at the principal office of Borrower duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder or such Holder's attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered Holder. All transfers are subject to, and shall be made in accordance with, applicable securities laws.

9.  Governing Law.

This Note shall be governed by and construed under the internal laws of the State of Delaware, without regard to principles of conflict of laws or choice of laws.


RAMTRON INTERNATIONAL CORPORATION
a Delaware corporation

By:-------------------
Name:  L. David Sikes
Title:  Chairman and Chief Executive Officer

                                 EXHIBIT B

                            CERTIFICATE OF AMENDMENT
                                    OF THE
                          CERTIFICATE OF INCORPORATION
                                      OF
                       RAMTRON INTERNATIONAL CORPORATION

RAMTRON INTERNATIONAL CORPORATION (hereafter called the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies:

FIRST, that the Corporation's Board of Directors has duly adopted the following resolution:

RESOLVED, that the Corporation's Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock, $0.01 Par Value ("Certificate of Designation"), filed on February 12, 1998, with the Secretary of State of the State of Delaware is hereby amended and restated in its entirety to read as follows:

"1.  Authorized Shares.

There shall be a series of shares of the Preferred Stock of the Corporation designated "Series A Convertible Preferred Stock". The number of authorized shares of such series shall be 29,000 and the rights and preferences of such series (the "Series A Preferred") and the limitations or restrictions thereon, shall be as set forth herein.

2.  Dividends.

The holders of the Series A Preferred shall be entitled to receive cumulative dividends at a rate equal to 11% per annum of the liquidation preference per share per annum, payable semi-annually on December 31 and June 30, with the first payment being payable on December 31, 1999, when and as declared by the Board of Directors. Prior to the first anniversary of the date of filing of this Certificate of Amendment (the "Closing Date"), all dividends shall be paid in Series A Preferred. On and after the first anniversary of the Closing Date, dividends may be paid, at the Corporation's option, on any dividend payment date, either in cash or by the issuance of additional shares of Series A Preferred (and payment of cash in lieu of fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. In the event that on or after the first anniversary of the Closing Date, dividends are paid in additional shares of Series A Preferred, the dividend rate shall increase by 2% for such dividend payment period. In the event that a registration statement is not effective within 130 days after the Closing Date with respect to the conversion rights set forth in Section 6 and the cash exchange rights set forth in Section 7, the Series A Preferred shall accrue dividends from and after the end of such 130 day period at a rate of 18% per annum until such time as the registration statement is declared effective. Dividends as provided by this Section 2 shall accrue on any given share from the Closing Date, or from the date of original issuance of such share, whichever is later, and shall accrue from day to day whether or not declared. Dividends not theretofore paid shall be paid upon conversion of any shares of the Series A Preferred and shares of Series A Preferred issued in payment of such dividends shall be simultaneously converted into Common Stock together with the shares on which such dividends have accrued. Dividends accrued in accordance with the terms of the Series A Preferred prior to the Closing Date shall not be affected by this Section 2.

3.  Liquidation Preference.

    (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock or any other class or series of shares except any class or series which is entitled to priority over the Series A Preferred, the amount of $1,000 per share plus any accrued but unpaid dividends (the "Liquidation Preference").

    (b) Subject to the last sentence of this Section 3(b), a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of the Series A Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 3 if the shares of stock of the Corporation (along with all derivative securities) outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Series A Preferred at any time within thirty calendar days after written notice of the essential terms of such transaction shall have been given to the holders of the Series A Preferred as provided in
Section 8 hereof. Such notice shall be given by the Corporation immediately following determination of such essential terms. If such option is exercised, the holders of the Series A Preferred shall be entitled to receive, in cash, immediately upon the occurrence of such transaction, an amount per share equal to the Liquidation Preference. This Section shall not apply to a business combination in which substantially all the Common Stock of the Corporation is converted into or exchanged for voting common stock of the corporation surviving such business combination, if (i) such common stock of the surviving corporation is listed and traded on The Nasdaq Stock Market or the New York Stock Exchange, and (ii) the Board of Directors of the Corporation determines in good faith that the conversion rights and other rights and preferences of the Series A Preferred are preserved and not rendered of less value by the terms of such business combination.

4.  Mandatory Redemption.

All of the Series A Preferred outstanding on July 31, 2002 shall be redeemed by the Corporation at a redemption price equal to 100% of the Liquidation Preference thereof plus, without duplication, accumulated and unpaid dividends to the date of redemption.

5.  Optional Redemption.

The Series A Preferred shall be redeemable, at the option of the Corporation and subject to the consent of its lenders, in whole or in part, at any time on or after July 31, 2000 at an amount equal to its Liquidation Preference plus, without duplication, accumulated and unpaid dividends to the date of redemption.

6.  Conversion.

The holders of the Series A Preferred shall have optional conversion rights as follows:

    (a)  Conversion Rights.

        (i) At any time prior to 10 days after the Closing Date (the "Post-Closing Date"), the Series A Preferred shall be exchangeable at the option of the holder for shares of Common Stock at an exchange ratio of $.75 face value of Series A Preferred per share of Common Stock plus accrued and unpaid dividends to the date of conversion.

        (ii) Each holder of record of Series A Preferred shares shall be entitled to convert Series A Preferred into shares of Common Stock on or after the Post-Closing Date at the conversion rate of 1,000 shares of Common Stock per share of Series A Preferred (i.e., $1.00 per share of Common Stock) (such rate of exchange, and the rate of exchange set forth in paragraph (i), as applicable, being hereinafter referred to as the "Conversion Rate").

    (b) Restriction on Right to Convert. A share of Series A Preferred shall not be converted into Common Stock if following such conversion the holder thereof together with affiliates of such holder would be the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of the Common Stock of the Corporation. A share which may not be converted because of the preceding sentence will thereafter be convertible by any holder if at the time such share is submitted for conversion the preceding sentence is inapplicable.

    (c) Mechanics of Conversion. To convert shares of Series A Preferred into shares of Common Stock, the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, and a certificate representing the shares of Series A Preferred not so converted, if any. The Corporation shall effect such issuance immediately and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three trading days after the receipt of such notice.
Notice of conversion may be given by a holder at any time of day up to 5:00 p.m. Los Angeles time, and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given (the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on the Conversion Date.

    (d) Determination of Conversion Rate. In the event that the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Rate shall be proportionately decreased or increased, as appropriate, to give effect to such event, and like adjustment shall be made in any price per share specified elsewhere herein.

    (e) Distributions. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries or other property, other than cash dividends from earnings, then in each such event provision shall be made so that the holders of Series A Preferred shall receive, upon the conversion thereof, the securities or other property which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

    (f) Certificates as to Adjustments. Upon the occurrence of any adjustments or readjustment of the Conversion Rate pursuant to Section 6(d) hereof, or any provision for distribution pursuant to Section 6(e) hereof, or any adjustment of the cash per-share prices specified herein, the Corporation at its expense shall promptly compute such adjustment, readjustment or provision in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment, readjustment or provision and showing in detail the facts upon which such adjustment, readjustment or provision is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred with respect to each share of Common Stock received upon such conversion. If any holder disputes the computation of such adjustment or provision the Corporation shall cause independent public accountants selected by the Corporation to verify and, if necessary, correct such computation.

    (g) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall give notice to each holder of Series A Preferred at least 10 days prior to such date specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

    (h) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

    (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval as promptly as practicable.

    (j) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

    (k) Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and the holders of Series A Preferred do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 3, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred. The Corporation shall have no obligation to obtain the prior consent of the holders of the Series A Preferred, individually or as a class, except as expressly provided herein or as provided by applicable law.

7.  Cash Exchange Rights.

    (a) Exchange Rights. At any time prior to June 25, 1999, the Series A Preferred shall be exchangeable at the option of a holder for cash in amount per share equal to 50% of the face value of the Series A Preferred Share plus all accrued but unpaid dividends on the Series A Preferred Share, up to an aggregate amount of $6.4 million face value and accrued and unpaid dividends to the date of exchange. If, in the judgment of the Board of Directors of the Corporation, the Corporation's financial condition and results of operations permit the Corporation to permit the exchange for cash of more than $6.4 million face value (plus accrued dividends) of the Series A Preferred, the terms of the Series A Preferred will permit the exchange for cash of up to $8.0 million face value (plus accrued and unpaid dividends) of the Series A Preferred. To the extent that holders of Series A Preferred desire to exchange in the aggregate a greater face value (plus accrued and unpaid dividends) of the Series A Preferred than is permitted under the terms of the Series A Preferred, Series A Preferred will be accepted for exchange by the Corporation for cash on a pro rata basis based upon the aggregate face value (plus accrued and unpaid dividends) of the Series A Preferred validly tendered for exchange.

    (b)  Mechanics of Exchange.  To exercise the exchange right set forth in
Section 7(a), the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects to exercise such right and shall state therein the number of shares to be converted and the name or names in which such holder wishes the payment to be received. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be exchanged, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a check for payment of the cash amount to which such holder shall be entitled, and a certificate representing the shares of Series A Preferred not so exchanged, if any. The Corporation shall effect such payment immediately and shall transmit the check by messenger or overnight delivery service to reach the address designated by such holder within three trading days after the receipt of such notice. Notice of the exercise of exchange rights may be given by a holder at any time of day up to 5:00 p.m. Los Angeles time, and such exercise shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given (the "Exchange Date"). The person or persons entitled to receive payment upon such exchange shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on the Exchange Date.

8.  Notices.

Any notice to be given to the holders of the Series A Preferred shall be
(i) mailed by first class mail postage prepaid to each holder of Series A Preferred at the address shown on the records of the Corporation for such holder, (ii) transmitted by telecopy or facsimile transmission to any holder which has supplied a telecopy or facsimile address to the Corporation, and
(iii) unless receipted for by telecopy or facsimile on the date such notice is given, shall be transmitted by an overnight delivery service or courier service for delivery at the address shown on the records of the Corporation for such holder on the first business day following the date such notice is given, or if delivery in one business day to such address cannot be effected by such delivery service, then on the earliest day on which such delivery can be made.

9.  Registration Rights.

The corporation shall use its best efforts to file and cause to become effective as of no later than 130 days after June 15th a registration statement for Common Stock of the Corporation issuable upon exchange or conversion of the Series A Preferred, to the extent such shares of Common Stock are not then freely tradable under the federal securities laws.

10.  Restrictions and Limitations.

The Corporation shall not undertake the following actions without the consent of the holders of a majority of the Series A Preferred: (i) modify its Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences, or privileges of the Series A Preferred, (ii) authorize or issue any other equity security senior to or ranking on parity with the Series A Preferred, or (iii) pay any dividends in cash or property on, or purchase or otherwise acquire for value, any Common Stock purchase or other equity security of the Corporation either junior to or on a parity with the Series A Preferred except from current or retained earnings or from the net proceeds of sale of equity securities, except for purchases of Common Stock from terminating or retiring employees pursuant to the terms of employee benefit plans in an aggregate amount not greater than $1 million.

11.  Voting Rights.

The Series A Preferred shall have no voting rights, except as otherwise required by law and except in certain circumstances described herein, including (i) amending certain rights of the holders of the Series A Preferred and (ii) the issuance of any class of equity securities that ranks pari passu with or senior to the Series A Preferred other than certain additional shares of Series A Preferred.

12.  Attorneys' Fees.

Any holder of Series A Preferred shall be entitled to recover from the Corporation reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder, if such holder is the prevailing party in an action or proceeding to compel such enforcement."

SECOND, that the proposed amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and that notice of the taking of such action by written consent has been given as provided in Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Ramtron International Corporation has caused this Certificate of Amendment to be executed by L. David Sikes, its Chairman of the Board and Chief Executive Officer, or by Greg B. Jones, its President and Chief Operating Officers, this XXX day of July 1999.

Ramtron International Corporation

By:
   --------------------

                                 EXHIBIT C

                            CERTIFICATE OF AMENDMENT
                                   OF THE
                         CERTIFICATE OF INCORPORATION
                                     OF
                       RAMTRON INTERNATIONAL CORPORATION

Ramtron International Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST, that the Corporation's Board of Directors has duly adopted the following resolution:

RESOLVED, that Article FOURTH of the Certificate of Incorporation, as amended, is hereby amended to read in full as follows:

"FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 60,000,000, consisting of 50,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 10,000,000 shares of preferred stock, par value $0.01 per shares (the "Preferred Stock").

Immediately upon the filing of this Amendment to the Certificate of Incorporation (the "Effective Time"), each 5 shares of the Common Stock, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock"), shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, be combined, converted and changed into one (1) fully paid and nonassessable share of Common Stock (the "New Common Stock" and the "Reverse Stock Split"), subject to the treatment of fractional share interests as described below. The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time regardless of when the certificates representing such Old Common Stock are physically surrendered to the Corporation in exchange for certificates representing New Common Stock. After the Effective Time, certificates representing the Old Common Stock will, until surrendered to the Corporation in exchange for New Common Stock, represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Amendment and the right to receive cash in lieu of any fractional share interest. No certificates representing fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock shall be entitled to receive in lieu of fractional shares and upon surrender to the Corporation's transfer agent of their certificates representing Old Common Stock, duly endorsed, a cash payment in an amount equal to the product calculated by multiplying (i) the closing sales price of the Corporation's Common Stock on the Effective Date as reported on The Nasdaq Stock Market or, if no such sales price exists, the mid-range between the last bid and asked price on the Effective Date by (ii) the number of shares of Old Common Stock held by such holder that would otherwise have been converted into a fractional share interest. Upon surrender by a holder of Old Common Stock of a certificate or certificates for Old Common Stock, duly endorsed, to the Corporation's transfer agent, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Old Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of New Common Stock to which such holder shall be entitled as aforesaid together with cash in lieu of any fractional share interest."

SECOND, that said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Ramtron International Corporation has caused this Certificate of Amendment to be executed by L. David Sikes, its Chairman of the Board and Chief Executive Officer, or by Greg B. Jones, its President and Chief Operating Officers, this XXX day of July 1999.

Ramtron International Corporation

By:
   --------------------